Exhibit 10.99

AMENDED AND RESTATED PROMISSORY NOTE

U.S. $ 21,875,000	As of March 25, 2014

FOR VALUE RECEIVED, FIRST FOUNDATION INC., a California corporation, having an address at 18101 Von Karman Ave., Suite 700, Irvine, California 92612 (“Maker”), hereby promises to pay to the order of NEXBANK SSB (“Payee”), at its address at 2515 McKinney Avenue, Suite 1100, Dallas, Texas 75201 or such other address as it may designate in writing, the principal sum of TWENTY-ONE MILLION EIGHT HUNDRED SEVENTY-FIVE THOUSAND DOLLARS and NO/100 ($21,875,000), or, if less, the unpaid principal amount of the Loan, and interest from the date hereof on the balance of principal from time to time outstanding, in United States currency, at the rates and at the times hereinafter described.

On April 19, 2013 Maker executed and delivered a promissory note to Payee in the original principal amount of $7,500,000 (the “Original Note”) to evidence the making of a loan by Payee in that amount (the “Original Loan”) to Maker pursuant to that certain Loan Agreement dated as of April 19, 2013 (the “Original Loan Agreement”). As of the date hereof, the outstanding principal balance of the Original Loan is $6,875,000. Concurrently herewith Maker and Payee are entering into a First Amendment to Loan Agreement (the “First Amendment”), which provides for the making of an additional loan by Payee to Maker in the principal amount of $15,000,000 (the “Additional Loan”) on the terms contained in the Original Loan Agreement as amended by the First Amendment (and as so amended “Loan Agreement”). This Amended and Restated Promissory Note (this “Note”) is issued by Maker to Payee to evidence the principal amount of the indebtedness of Maker to Payee outstanding on the date hereof, totaling $21,875,000. The principal amount of this Note is equal to the sum of the unpaid principal balance of the Original Note and the amount of the Additional Loan..

Payment of this Note is governed by the Loan Agreement, the terms of which are incorporated herein by express reference as if fully set forth herein. In the event of any conflict between any of the terms and provisions of this Note and the terms or provisions of the Loan Agreement, the terms and provisions of the Loan Agreement shall control. Capitalized terms used and not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement.

1.	Principal and Interest.

(a)        The maximum aggregate principal amount of this Note shall not exceed TWENTY-ONE MILLION EIGHT HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($21,875,000). No principal amount repaid may be reborrowed. All principal, interest and other sums due under this Note shall be due and payable in full on the Maturity Date, to the extent not previously paid.

(b)        Subject to Section 1(c) below, the unpaid principal amount of this Note shall bear interest at the Note Rate, unless the Default Rate becomes applicable. Interest shall be calculated for the actual number of days elapsed on the basis of a 365-day year, including the first date of the applicable period to, but not including, the date of repayment. The Loan shall bear interest at the Default Rate upon the occurrence and during the continuance of an Event of Default; provided, however, that, upon the cure or other cessation of the Event of Default, interest shall thereafter accrue at the Note Rate.

(c)        Principal shall be paid in monthly installments, each in the amount of one hundred ninety-eight thousand eight hundred sixty-three dollars and sixty-four cents ($198,863.64), plus accrued but unpaid interest, commencing on April 1, 2014 and continuing on each Payment Date thereafter, until the Maturity Date or, if the Maturity Date of this Note is accelerated to any earlier date by Lender pursuant to Section 16.1(a) of the Loan Agreement, then until such earlier date, when the principal amount of this Note then outstanding, and all accrued but unpaid interest thereon shall be due and payable in full. All payments (whether of principal or of interest) shall be deemed credited to Borrower’s account only if received by 2:00 p.m. Dallas time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

(d)        Notwithstanding anything in this Note to the contrary, Maker shall have the right, in its sole discretion, to prepay the unpaid principal balance of this Note at any time in whole or from time to time in part, without penalty, premium or other charge whatsoever, and on the terms and conditions set forth in Section 4.4 of the Loan Agreement.

2.           Maximum Lawful Rate. It is the intent of Maker and Payee to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contacted for, charged or received under this Note and the other Loan Documents exceed the highest lawful interest rate permitted under applicable law. If Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the highest lawful interest rate permitted under applicable law, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loan in the inverse order of its maturity and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loan so that the amount of interest on account of such obligation does not exceed the maximum permitted by applicable law. As used in this Section, the term “applicable law” shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

3.           Monthly Payments. Subject to any applicable grace periods set forth in the Loan Agreement, all payments on account of the indebtedness evidenced by this Note shall be made to Payee not later than 2:00 p.m. Dallas, Texas time on the day when due, or if such day is other than a Business Day, then on the next succeeding Business Day, in lawful money of the United States and shall be first applied to the payment of late charges, costs of collection or enforcement and other similar amounts due, if any, under this Note as and to the extent provided in the Loan Agreement, then to accrued but unpaid interest payable hereunder and the remainder to reduce the principal amount of this Note then outstanding.

4.           Maturity Date. The indebtedness evidenced hereby shall mature on the Maturity Date, or if the Maturity Date of this Note is accelerated to any earlier date by Lender pursuant to Section 16.1(a) of the Loan Agreement, then on such earlier date. On the Maturity Date, or such earlier date, as the case may be, the entire outstanding principal balance hereof, together with accrued and unpaid interest and all other sums evidenced by this Note, shall, if not sooner paid, become due and payable.

5.	General Provisions.

(a)        In the event (i) the principal balance hereof is not paid when due, whether upon acceleration or the Maturity Date or (ii) an Event of Default occurs, then the principal balance hereof shall thereafter bear interest at the Default Rate until such date, if any, on which the Event of Default is cured or otherwise ceases, at which time any remaining principal balance shall again bear interest at the Note Rate. In addition, for any installment (exclusive of the payment due upon the Maturity Date) which is not paid by the tenth (10th) day following the due date thereof a late charge equal to five percent (5%) of the amount of such installment shall be due and payable to the holder of this Note on demand to cover the extra expense involved in handling delinquent payments.

(b)        Maker agrees that the obligation evidenced by this Note is an exempt transaction under the Truth-in-Lending Act, 15 U.S.C. § 1601, et seq.

(c)        This Note and all provisions hereof shall be binding upon Maker and all persons claiming under or through Maker, and shall inure to the benefit of Payee, together with its successors and Permitted Assigns.

(d)        Time is of the essence as to all dates set forth herein.

(e)        To the fullest extent permitted by applicable law, except as may be agreed in writing by Payee or as may be set forth to the contrary in the Loan Agreement or the other Loan Documents, Maker’s liability shall not be in any manner affected by any indulgence, extension of time, or renewal, granted or consented to by Payee.

(f)        To the fullest extent permitted by applicable Law, Maker hereby waives and renounces for itself, its successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement, or exemption and homestead laws now provided, or which may hereafter be provided, by the laws of the United States and of any state thereof against the enforcement and collection of the obligations evidenced by this Note.

(g)        If this Note is placed in the hands of attorneys for collection or is collected through any legal proceedings, Maker promises and agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all reasonable costs incurred by Lender to collect, or attempt to collect this Note, including all reasonable attorneys’ fees and disbursements actually incurred by the Lender.

(h)        To the fullest extent permitted by applicable law, except as otherwise provided in the Loan Agreement or any of the other Loan Documents, (i) all parties now or hereafter liable with respect to this Note, whether Maker, principal, surety, guarantor, endorsee or otherwise hereby severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest, and (ii) no failure to accelerate the indebtedness evidenced hereby, acceptance of a past due installment following the expiration of any cure period provided by this Note, any Loan Document or applicable law, or indulgences granted from time to time shall be construed (A) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Payee thereafter to insist upon strict compliance with the terms of this Note, or (B) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of the State.

(i)        THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS AND ANY APPLICABLE

LAWS OF THE UNITED STATES OF AMERICA.

(j)        This Note is in amendment, restatement, and renewal, but not extinguishment, of that certain Promissory Note dated April 19, 2013, executed by Borrowers, payable to the order of Lender in the original principal amount of $7,500,000.

(k)        THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature page follows.]

Maker has delivered this Note as of the day and year first set forth above.

MAKER:

FIRST FOUNDATION INC.,
a California corporation

By: /s/ JOHN M. MICHEL
Name:	John M. Michel
Title:	Executive Vice President and Chief Financial Officer

Signature Page to

Amended and Restated

Promissory Note